Exhibit 99.1

CAMAC Energy Announces Results of Annual General Meeting of Shareholders

HOUSTON, TEXAS – June 29, 2011 – CAMAC Energy Inc. (NYSE Amex: CAK), a U.S.-based energy company engaged in the exploration, development and production of oil and gas, is pleased to announce that at the recent annual general meeting, William J. Campbell, J. Kent Friedman and Ira Wayne McConnell were elected as independent Directors of the Company.

WILLIAM J. CAMPBELL

Mr. Campbell has nearly thirty years of experience in the legal, investment and energy industries with a diverse background in management, finance, legal, land and marketing.  Since 2006, Mr. Campbell has served as owner and managing director of PPPCo-CB Energy, LLC, a Houston, Texas-based private and gas exploration and production company, and since 1997 Mr. Campbell has served as owner and managing director of CB Energy, LLC, a Houston, Texas-based private oil and gas exploration and production company.

J. KENT FRIEDMAN

Mr. Friedman is a veteran corporate and transactional lawyer with a long history of contributing to the civic and cultural life of Houston, Texas.  Mr. Friedman is currently a partner in the Public Law Practice Group in the Houston office of Haynes and Boone, LLP, which he joined in January of 2011, and since May of 2000 has served as Vice Chairman of the Board and General Counsel of MAXXAM Inc., a Houston-based diversified, non-reporting public holding company with extensive interests in various businesses.  Prior to joining MAXXAM, from 1982 to 1999 Mr. Friedman was a partner of the law firm Mayor, Day, Caldwell & Keeton, where he was one of the founding partners and served as the Managing Partner for over a decade.

IRA WAYNE McCONNELL

Mr. McConnell is the Managing Partner of Houston, Texas-based McConnell & Jones LLP, Certified Public Accountants, where he is responsible for guiding the strategic direction of the firm and has overall responsibility for management of administrative functions, accounting, and information technology and is also Partner-In-Charge of the firm’s assurance practice.  He founded McConnell & Jones in July of 1987. Mr. McConnell is also active in the public services sector, serving as a board member of the Houston Division of the American Heart Association since 2003, as a board member of the SouthWest Affiliate of the American Heart Association since 2008, and as the former Chairman of the Audit Committee of the American Heart Association National Board.

With these new appointments comes the departure of one Board member. Stepping down from the Board is William E. Dozier. The Board wishes to thank him for his distinguished tenure and service.

The Company is also pleased to announce that Dr. Kase Lawal, the Company’s current Chairman and Chief Executive Officer, has agreed to continue in his role as CAMAC Energy Chief Executive Officer for the next 12 months, with the Company’s CEO search to be recommenced in 2012.  On his agreement to continue to serve as the Company’s Chief Executive Officer, Dr. Lawal commented:  “I am pleased to continue in this key executive management position with the Company, which we believe will help strengthen and stabilize our management team as we position the Company for future growth and opportunities.”

A full list of CAMAC Energy Board members and their full biographies are included in the Company’s recent proxy statement filed with the SEC on May 13, 2011 and available at www.sec.gov or through the CAMAC Energy website, www.camacenergy.com, under ”Investors” and “SEC Filings.”

About CAMAC Energy Inc.

CAMAC Energy Inc. (NYSE Amex: CAK) is a U.S.-based energy company engaged in the exploration, development and production of oil and gas. The Company currently has operations in Nigeria and, through its Pacific Asia Petroleum subsidiaries, in China. The Company's principal assets include interests in OML 120 and OML 121, offshore oil leases in deepwater Nigeria that started production from the Oyo Field in December 2009, and a 100% interest in the Zijinshan Block gas asset located in the Shanxi Province, China. The Company was founded in 2005 and has offices in Houston, Texas, Beijing, China, and Lagos, Nigeria.

Forward-Looking Statements

This press release may contain certain “forward-looking statements” relating to the business of CAMAC Energy Inc. and its subsidiaries. All statements, other than statements of historical fact included herein are “forward-looking statements” including statements regarding:  the general ability of CAMAC Energy Inc. to achieve its commercial objectives; the business strategy, plans and objectives of CAMAC Energy Inc. and its subsidiaries; and any other statements of non-historical information. Words such as “anticipates,” “expects,” “plans,” “projects,” “believes,” “seeks,” “estimates,” and similar expressions are intended to identify such forward-looking statements. The statements are based upon management’s current expectations, estimates and projections, are not guarantees of future performance, and are subject to a variety of risks, uncertainties and other factors, some of which are beyond CAMAC Energy Inc.’s control and are difficult to predict, including those discussed in CAMAC Energy Inc.'s periodic reports that are filed with the “SEC”) and available on its website (http://www.sec.gov). You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, CAMAC Energy Inc. undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts

Media:
CAMAC Energy Inc.
Cristy Taylor, 713-797-2940
PR@camacenergy.com

or

Investor Relations:
ICR
832-209-1419
IR@camacenergy.com